As filed with the Securities and Exchange Commission on March 26, 2002

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0618093 (IRS Employer Identification No.)

201 Technology
Irvine, California 92618
(Address of principal executive offices)(Zip Code)

TIMM MEDICAL TECHNOLOGIES, INC.
2001 LONG TERM INCENTIVE AND STOCK OPTION PLAN
(Full title of the Plan(s))

Paul W. Mikus
Chief Executive Officer, President and Chairman of the Board
ENDOCARE, INC.
201 Technology, Irvine, California 92618
(Name and address of agent for service)
(949) 450-5400
(Telephone number, including are code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price per	Aggregate Offering	Amount of
to be Registered	be Registered (1)	Share(2)	Price(2)	Registration Fee

TIMM MEDICAL TECHNOLOGIES, INC. 2001 LONG TERM INCENTIVE AND STOCK OPTION PLAN	168,172	$7.25	$1,219,247	$112.17

Common Stock, $0.001 par value

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     Endocare, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Registration Statement on Form S-3 filed with the SEC on September 20, 2001, as amended by Form S-3/A filed with the SEC on October 31, 2001 and Form S-3/A filed with the SEC on November 14, 2001;

(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on April 2, 2001;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the SEC on May 15, 2001;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 filed with the SEC on August 15, 2001;

(e)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 9, 2001;

(f)	The Registrant’s Current Report on Form 8-K filed with the SEC on September 26, 2001;

(g)	The Registrant’s Current Report on Form 8-K filed with the SEC on October 16, 2001;

(h)	The Registrant’s Current Report on Form 8-K filed with the SEC on October 17, 2001;

(i)	The Registrant’s Current Report on Form 8-K filed with the SEC on March 5, 2002; and

(j)	The Registrant’s Registration Statement on Form 10-SB/A filed with the SEC on January 5, 1996, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of such person’s duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal, whether asserted before or after such amendment or repeal.

     The Registrant’s Amended and Restated Bylaws provide that the Registrant shall to the full extent authorized by law, indemnify each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. The Amended and Restated Bylaws also authorize the Registrant to purchase and maintain insurance on any of its directors, officers, employees or agents.

     Pursuant to authorization provided under the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws, the Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. The Registrant also maintains a directors’ and officers’ liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit

4	Instruments Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 10-SB/A filed with the SEC on January 5, 1996, together with the exhibits thereto, which is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.

5	Opinion and Consent of Brobeck, Phleger & Harrison LLP.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan

99.2	Form of Stock Option Agreement

99.3	Form of Stock Option Assumption Agreement for Timm Medical Technologies, Inc.

Item 9. Undertakings

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the expiration or termination of all grants or issuances made under the Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6 or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on March 26, 2002.

ENDOCARE, INC

By:	/s/ Paul W. Mikus

Paul W. Mikus Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned officers and directors of Endocare, Inc., a Delaware corporation, do hereby constitute and appoint Paul W. Mikus and John V. Cracchiolo the lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Paul W. Mikus Paul W. Mikus	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	March 26, 2002

Signatures	Title	Date

/s/ John V. Cracchiolo John V. Cracchiolo	Chief Operating Officer, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	March 26, 2002

/s/ Peter F. Bernardoni Peter F. Bernardoni	Director	March 26, 2002

/s/ Robert F. Byrnes Robert F. Byrnes	Director	March 26, 2002

/s/ Benjamin Gerson, M.D. Benjamin Gerson, M.D.	Director	March 26, 2002

/s/ Michael J. Strauss Michael J. Strauss, M.D.	Director	March 26, 2002

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

ENDOCARE, INC.

EXHIBIT INDEX

Exhibit No.	Exhibit

4	Instruments Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 10-SB/A filed with the SEC on January 5, 1996, together with the exhibits thereto, which is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.

5	Opinion and Consent of Brobeck, Phleger & Harrison LLP.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan

99.2	Form of Stock Option Agreement.

99.3	Form of Stock Option Assumption Agreement for Timm Medical Technologies, Inc.